Knight Transportation Reports Revenue and Net Income for the Fourth Quarter of 2008

PHOENIX - (BUSINESS WIRE) - Knight Transportation (NYSE: KNX), one of the country’s largest truckload carriers, reported revenue and earnings for the fourth quarter and year ended December 31, 2008.  Highlights include;

•	Total revenue of $174.8 million for the fourth quarter and $766.9 million for the year.

•	Operating ratio of 81.2% in the quarter and 84.4% for the year.

•	Net income of $16.1 million in the quarter and $56.3 million for the year.

•	Debt-free balance sheet and cash and short-term investments of $53.9 million at year end after $66.3 million of stock re-purchases and dividends paid.

•	On October 8, 2008, the company was named to Forbes Magazine’s list of the “200 Best Small Companies in America” for the 14th consecutive year.

For the quarter, total revenue decreased 6.3%, to $174.8 million from $186.5 million for the same quarter of 2007. Revenue before fuel surcharge decreased 5.5%, to $143.6 million from $151.9 million for the same quarter of 2007. Net income increased 16.8% to $16.1 million from $13.8 million for the same period of 2007. Net income per diluted share for the quarter was $0.19, compared to $0.16 for the same period of 2007, an increase of 20.2%.

For the year, total revenue increased 7.5%, to $766.9 million from $713.6 million for the same period of 2007. Revenue before fuel surcharge decreased 1.0%, to $595.6 million from $601.4 million for the same period of 2007. Net income decreased to $56.3 million from $63.1 million for the same period of 2007. Net income per diluted share was $0.66 compared to $0.72 for the same period of 2007, a decrease of 9.4%.

The company previously announced a cash dividend of $.04 per share to shareholders of record on December 5, 2008, which was paid on December 26, 2008.

Chairman and Chief Executive Officer Kevin P. Knight offered the following comments:

“The fourth quarter operating environment was challenging and reflected the broad-based economic weakness that is now widely known.  Typical seasonal shipping patterns did not hold as volumes were uncharacteristically weaker in the quarter.  This is the third consecutive year where a strong 'peak' shipping season did not materialize in the fourth quarter.  Price competition remained intense as carriers struggled to maintain equipment productivity.  Despite these challenges and the resulting year-over-year decline in our revenue, we were able to grow operating income by 20.7% and diluted earnings per share by 20.2% in the quarter.  Further, we generated $48.8 million in cash flow from operations and finished the quarter debt-free with $53.9 million in cash and short-term investments.  Profitability in the quarter was helped by falling diesel prices, ongoing internal initiatives to reduce costs, and the flexibility of our decentralized business model to adjust and adapt to market conditions.

“We were pleased that our refrigerated truckload business and our brokerage business (on highway and rail) continued to complement our core dry van truckload business, while standing on their own from the standpoint of profitability and returns.  These businesses, established in 2004 and 2005, respectively, contributed meaningfully to our results and reflect our strategy to bring complementary services to our customers that also bring operational and economic benefits to Knight.  We continue to explore additional opportunities to enhance our services to customers, including our recent drayage activities at the Southern California ports.

“We are particularly grateful to our employees during this time of unprecedented volatility and uncertainty.  Their attention to detail, entrepreneurial spirit and commitment to our customers enable us to effectively utilize our decentralized business model.  We believe that the depth of our employee talent within our service center network is one of our competitive advantages.   Our front-line employees bring the 'hometown carrier' benefits to our customers and drivers, while leveraging the substantial resource of our national network.

“On a consolidated basis, Knight Transportation produced an operating ratio (operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge) of 81.2% in the fourth quarter of this year compared to 85.3% in the same period last year.  Knight Dry Van generated an operating ratio of 80.9% compared to 84.2% in the year ago period.  Knight Refrigerated generated an operating ratio of 77.8% compared to 90.0% in the year-ago period.

“Equipment productivity, as measured by average revenue per tractor in the quarter, was down 4.1% from the year-ago period.  We were able to modestly reduce our year-over-year non-paid empty mile percentage to 12.3% in the fourth quarter.

“After an unprecedented rise in fuel prices during much of 2008 and difficulty in recouping these increases through fuel surcharge mechanisms, the fourth quarter finally provided some relief.  Falling diesel prices combined with ongoing success of several internal initiatives to improve fuel efficiency helped profitability.  These initiatives enabled us to show improvements in reduced idle times, driver fuel productivity, more disciplined fuel purchasing and fuel stop routing, and holding the line on out-of-routes miles despite a shorter average length of haul.  We believe many of these improvements are sustainable and enable us to avoid more costly alternatives to fuel efficiency that only made sense at much higher diesel prices.

“During the quarter we also saw meaningful benefits from continued improvement in insurance and claims expense.  Over the last 18 months we have implemented the Smith Systems training throughout our service centers.  Smith Systems is the leader in professional driver training with hands-on, behind-the-wheel, instructional training. We believe such training and other management efforts have been instrumental factors in reducing the severity and frequency of accidents.  We are very pleased with these results for our drivers, our hometown communities and our shareholders.

“A softening market for used tractors and trailers negatively affected our results for the quarter.  Gain on sale of equipment for the quarter was $258,000 compared to $734,000 for the same period last year, a decrease of $476,000.

“We operated 19 fewer tractors in the quarter as the same period a year ago.  We continually evaluate fleet plans based on a number of factors, including market conditions, our customers’ needs, and our internal hurdles for profitability and return.  We maintain strong relationships with our equipment vendors and the financial flexibility to react as market conditions dictate.  Importantly, because our dry van and refrigerated service centers function as smaller, regional operations, we believe we can react more fluidly to market conditions.

“Despite nearly three years of challenging freight conditions, we are confident that we made the right strategic decision not to dramatically reduce our fleet size.  Many large carriers have substantially reduced their fleets for either tactical or strategic reasons.  Further, a substantial number of small and mid-sized carriers have been forced into bankruptcy due to tight credit, high and volatile fuel prices and challenging industry pricing.  We believe that this dynamic could eventually set the stage for tighter industry capacity and more favorable rates.

“Last quarter we launched Squire Transportation, LLC, a wholly owned subsidiary of Knight.  Squire is a training company focused on developing skilled, productive, and safe drivers. Squire’s mission is to provide drivers with the skills necessary to have a driving career with Knight. Our first Squire program is located in Indianapolis, Indiana.  At some point in the future we expect that industry supply and demand fundamentals will come back into balance.  As they do, we can expect to see renewed pressure to recruit and retain qualified drivers.  We believe that Squire will be very beneficial to us in this regard.

“For the year, our business has generated significant cash.  As of December 31, 2008, we had $53.9 million in cash and short-term investments. For the 12 months ended December 31, 2008, we increased our cash and short-term investment balance by $22.6 million after using $66.3 million for stock re-purchase and shareholder dividends.

“We believe that our level of profitability, fleet renewal strategy, and use of owner-operators should enable us to internally finance attractive levels of fleet growth when demand conditions improve.  Conversely, during times when we choose to maintain or trim our fleet levels, the business generates free cash flow that can be used for share repurchases, dividends or external growth opportunities.  Our current fleet of fuel efficient, 2007 emission compliant tractors is relatively young and our service center network allows us to efficiently maintain this equipment.  The company continues to have zero debt, and shareholders' equity was $483.9 million at December 31, 2008.  In short, we believe we have significant financial flexibility to meet the challenges and opportunities ahead of us.

“We do not know what the future holds for our economy and it is not within our means to foresee when industry supply and demand fundamentals will come back into balance.  However, we are optimistic about our competitive position and our ability to execute our model.  We believe we are in a strong financial position, and that our strategy for growth is sound.  We have established a geographically diverse network that can support a substantial increase in freight volumes, organic or acquired.  Our network and our business lines provide us with the ability to provide many solutions to our customers.  We maintain the flexibility within our decentralized network to adapt to market conditions.  A foundation of our company since inception has been an extreme focus on cost per mile.  It is part of our culture and operating philosophy, and should continue to serve us well during these challenging times.”

The company will hold a conference call today, January 28, at 5:15PM ET, to further discuss its results of operations for the quarter ended December 31, 2008. The dial-in number for this conference call is 1-866-259-7123. Slides to accompany this call will be posted on the company’s website and will be available to download just prior to the scheduled conference time. To view presentation, please visit http://investors.knighttrans.com/presentations, “Fourth Quarter 2008 Conference Call Presentation.”

Knight Transportation, Inc. is a truckload carrier offering dry van, refrigerated, drayage, brokerage (on highway and rail) and dedicated services to customers through a network of service centers located throughout the United States.  As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies. Knight provides high service levels to a diversified base of full-truckload shippers across a broad range of industries and freight types.

For Immediate Release
Phoenix, Arizona – January 28,
Contact: David Jackson, CFO
(602) 269-2000

INCOME STATEMENT DATA:	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	(Unaudited, in thousands, except per share amounts)

	2008	2007	2008	2007
REVENUE:
Revenue, before fuel surcharge	$143,576	$151,861	$595,563	$601,359
Fuel surcharge	31,183	34,677	171,372	112,224
TOTAL REVENUE	174,759	186,538	766,935	713,583

OPERATING EXPENSES:
Salaries, wages and benefits	52,479	49,883	210,939	201,856
Fuel expense - gross	40,762	54,300	237,893	189,055
Operations and maintenance	10,752	9,361	42,195	39,083
Insurance and claims	5,165	10,528	26,113	32,440
Operating taxes and licenses	3,639	3,732	14,941	14,754
Communications	1,505	1,553	5,873	5,539
Depreciation and amortization	18,087	16,874	69,821	65,688
Lease expense - revenue equipment	-	54	90	350
Purchased transportation	10,674	14,385	51,463	52,370
Miscellaneous operating expenses	4,727	3,522	14,949	10,006
	147,790	164,192	674,277	611,141
Income From Operations	26,969	22,346	92,658	102,442

Interest income	460	357	1,236	1,315
Other income/(expense)	(12)	-	194	668

Income Before Income Taxes	27,417	22,703	94,088	104,425
INCOME TAXES	11,278	8,886	37,827	41,302

NET INCOME	$16,139	$13,817	$56,261	$63,123
Net Income Per Share
- Basic	$0.19	$0.16	$0.66	$0.73
- Diluted	$0.19	$0.16	$0.66	$0.72
Weighted Average Shares Outstanding
- Basic	84,356	86,612	85,342	86,391
- Diluted	84,685	87,121	85,846	87,240

BALANCE SHEET DATA:
			12/31/2008	12/31/2007
ASSETS			(Unaudited, in thousands)
Cash and cash equivalents			$22,027	$23,688
Short term investments			31,877	7,620
Accounts receivable, net			70,810	88,535
Notes receivable, net			159	19
Other current assets			13,258	24,994
Prepaid expenses			7,108	8,776
Income Tax Receivable			774	3,558
Deferred tax asset			12,357	10,157
Total Current Assets			158,370	167,347

Property and equipment, net			472,228	459,548
Notes receivable, long-term			674	887
Goodwill			10,353	10,372
Intangible assets, net			176	238
Other assets and restricted cash			5,139	4,972

Total Assets			$646,940	$643,364

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable			$6,195	$17,744
Accrued payroll and purchased transportation			7,432	7,992
Accrued liabilities			6,273	8,048
Claims accrual - current portion			15,239	28,662
Total Current Liabilities			35,139	62,446

Claims accrual - long-term portion			15,236	-
Deferred Income Taxes			112,661	93,368
Total Long-term Liabilities			127,897	93,368

Total Liabilities			163,036	155,814

Common stock			834	867
Additional paid-in capital			108,885	102,450
Retained earnings			374,185	384,233
Total Shareholders' Equity			483,904	487,550

Total Liabilities and Shareholders' Equity			$646,940	$643,364

	Three Months Ended Dec 31,			Twelve Months Ended Dec 31,

	2008	2007		2008	2007
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Tractor*	$36,014	$37,572	-4.1%	$150,543	$151,945	-0.9%

Non-paid empty mile percent	12.3%	12.4%	-0.8%	11.8%	12.8%	-7.8%

Average Length of Haul	498	549	-9.3%	518	542	-4.4%

Operating Ratio**	81.2%	85.3%		84.4%	83.0%

Average Tractors - Total	3,815	3,834	-0.5%	3,770	3,780	-0.3%

Tractors - End of Quarter:
Company	3,514	3,527		3,514	3,527
Owner - Operator	185	231		185	231
	3,699	3,758		3,699	3,758

Trailers - End of Quarter	9,155	8,809		9,155	8,809

Net Capital Expenditures (in thousands)	$30,514	$35,225		$79,830	$91,864

Cash Flow From Operations (in thousands)	$48,800	$32,170		$141,438	$118,363

*	Includes dry van and refrigerated revenue excluding fuel surcharge, brokerage revenue, and other revenue.

**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge.  Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherent subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact: Dave Jackson, CFO, at (602) 269-2000

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